WAIVER

This Waiver (the “Waiver”) is made as of April 30, 2009, by and among China New Energy Group Company, a Delaware corporation (the "Company"), and China Hand Fund I, LLC, a Delaware limited liability company (together with its successors and assigns, the “Purchaser” or  “China Hand”).

RECITALS

WHEREAS, on August 8, 2008, in connection with a financing transaction which closed on August  20, 2008 (the “August 2008 Financing”), the Company entered into the following agreements with China Hand:  (i) a Series A Convertible Preferred Stock Securities Purchase Agreement (the “August Securities Purchase Agreement”), (ii) a Registration Rights Agreement (the “August Registration Rights Agreement”), (iii) a Securities Escrow Agreement with Escrow, LLC as Escrow Agent (the “August Securities Escrow Agreement”),  (iv) a Closing Escrow Agreement with the Escrow Agent  (the “August Closing Escrow Agreement” and together with the August Securities Purchase Agreement, the August Registration Rights Agreement, the August Securities Escrow Agreement, and the Letter Agreement dated August 20, 2008 between the Company and the Purchaser, the “August Transaction Agreements”); and

WHEREAS, pursuant to the August Securities Purchase Agreement the Company issued to China Hand 1,857,373 shares of Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Stock”), and warrants to purchase 13,001,608 shares of the Company’s  common stock, par value $0.001 per share (“Common Stock”), at an initial exercise price of $0.187 per share (subject to adjustments) for a period of five (5) years following the date of their issuance (the “Warrants”), for an aggregate purchase price of Nine Million U.S. Dollars ($9,000,000);  and

WHEREAS under the terms of the August Securities Purchase Agreement and August Securities Escrow Agreement, the Company delivered to the Escrow Agent 557,212 shares of Series A Preferred Stock (the “Make Good Escrow Shares”) to be released from escrow to China Hand if certain performance thresholds set forth in the August Securities Purchase Agreement are not met by the Company; and

WHEREAS,  the Company did not meet the 2008 Target Numbers (as defined in the August Securities  Purchase Agreement) and consequently under the terms of Section 6.18 of the August Securities Purchase Agreement Purchaser is entitled to all of the Make Good Shares; and

WHEREAS, under Section 6.32 of the August Securities Purchase Agreement, prior to March 31, 2009 the Company was required to effect a reverse stock split of its Common Stock at the ratio of one share of Common Stock for every 35 shares of Common Stock outstanding (the “Reverse Split”).

WHEREAS, the Reverse Split has not occurred and under the terms of Section 6.32 the August Securities Purchase Agreement China Hand is entitled to liquidated damages  equal to $90,000 for each 30 day period the Reverse Split has not occurred calculated for each day that the reverse split shall not have become effective, such liquidated damages not to exceed $1,350,000;

WHEREAS, under the August Registration Rights Agreement, the Company agreed, among other things, to register all of the shares of Common Stock underlying the Series A Preferred Stock and Warrants issued to the Purchaser (the “Shares”) within a defined period and in connection therewith agreed  to prepare and file, prior to November 20, 2008,  a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the “Commission”) covering the resale of all of the Shares.

WHEREAS, the  Company has not filed a registration statement with the Commission and under August Registration Rights Agreement  the Company is required to pay China Hand and the other investors certain liquidated damages; and

WHEREAS, in connection with the April 2009 Financing (as defined below) the Company is entering into an Amended and Restated Registration Rights Agreements with China Hand which will replace the August Registration Rights Agreement  and which will grant China Hand certain registration rights with respect to the Shares and will provide  for liquidated damages for failure to meet the schedule set forth therein; and

WHEREAS, the August Securities Purchase Agreement contemplated an additional closing where the Purchaser could invest up to an additional $5.4 million on the same terms as provided for in the August Securities Purchase Agreement;

WHEREAS, the Purchaser and certain other investors are willing to invest the additional $5.4 million in the Company (the “April 2009 Financing”) but in lieu of the issuance of further shares of Series A Preferred Stock contemplated by the August Securities Purchase Agreement the Purchaser has requested that it be issued shares of a new class of preferred stock to be called  Series B Preferred Stock (“Series B Preferred”) which would entitle the holders thereof to seventy percent (70%) of the voting power of the Company.  Except for super voting provisions of the Series B Preferred set forth in the Certificate of Designation for the Series B Preferred, the terms of the Series B Preferred are substantially similar to the terms of  Series A Preferred Stock;

WHEREAS, the Company is willing to issue shares of Series  B Preferred Stock in the  April 2009 Financing and  in connection therewith the Purchaser  is willing to waive certain rights as set forth in this waiver.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

Section 1.  Waiver. Simultaneously with the issuance and delivery of the Company’s shares of Series B Preferred Stock to the Purchaser pursuant to the terms of Series B Preferred Stock Securities Purchase Agreement dated as of April 30, 2009 by and between the Company and Purchaser (the  “Series B Preferred Stock Securities Purchase Agreement”), Purchaser hereby waives the following (for the avoidance of doubt, the execution and delivery by the Company of Series B Preferred Stock Securities Purchase Agreement and the issuance of the Series B Preferred Stock by the Company to the Purchaser contemplated thereby shall be a condition precedent to the Waiver):

(a)
its rights to the all of the 557,212 Make Good Escrow Shares currently held in escrow under the terms of the August Securities Purchase Agreement and the August Securities Escrow Agreement arising from the Company’s failure to meet the 2008 Target Numbers (as defined in the August Securities Purchase Agreement); provided, however, that in lieu thereof China Hand shall receive  241,545 shares of Series A Preferred Stock (which number is based on an assumed After Tax Net Income (as defined in the August Securities Purchase Agreement) for the fiscal year ended December 31, 2008 of  $3.368 million).   The Company will cause the Escrow Agent to release and the Escrow Agent shall deliver to China Hand  241,545 shares of Series A Preferred Stock from the Make Good Escrow Shares within 30 days of  the closing of the April 2009 Transaction and the Company will deliver to the Escrow Agent  within 30 days of  the closing of the April 2009 Transaction 241,545 additional shares of Series A Preferred Stock  to be held as Make Good Escrow Shares under the terms of the August Securities Purchase Agreement and the August Securities Escrow Agreement; and

(b)
its rights under Section 6.18(ii) of the August Securities Purchase Agreement to receive additional shares of Series A Preferred Stock  if the Company’s audited consolidated After-Tax Net Income for the fiscal year ended December 31, 2009 is less than $6,000,000 and the Company’s Earnings Per Share on a Full-Diluted Basis (both as defined in the August Securities Purchase Agreement) is less than $0.0294; provided, however, that in lieu thereof China Hand shall be entitled to receive such additional shares if the Company’s audited consolidated After-Tax Net Income for the fiscal year ended December 31, 2009 is less than $5,000,000.

(c)	all of its rights to liquidated damages under Section 6.31 of the August Securities Purchase Agreement arising from the Company’ s failure to effect the Reverse Split prior to March 31, 2009; and

(d)
all of its rights to liquidated damages under the August  Registration  Rights Agreement;  provided, however, that the execution and delivery by the Company of Amended and Restated Registration Rights Agreement in connection with the April 2009 Financing (which agreement is intended to replace the August Registration Rights Agreement) shall be a condition precedent to the waiver of these liquidated damages.

Section 2.  Effect on August Transaction Agreements.  Except as expressly set forth above, all of the terms and conditions of the August Transaction Agreements and any agreements, documents and instruments signed by the Company and any Purchaser in connection therewith shall continue in full force and effect after the execution of this Waiver and shall not be in any way changed, modified or superseded by the terms set forth herein.

Section 3.  Miscellaneous.

a.
Amendments and Waivers.  The provisions of this Waiver, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Purchaser.

b.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the August Securities Purchase Agreement.

c.	Successors and Assigns. This Waiver shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.

d.
Execution and Counterparts.  This Waiver  may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

e.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Waiver shall be determined in accordance with New York law.

f.
Severability.  If any term, provision, covenant or restriction of this Waiver  is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

g.	Headings. The headings in this Waiver are for convenience only, do not constitute a part of the Waiver and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this Wavier as of the day and year written above.

CHINA NEW ENERGY GROUP COMPANY

By:	/s/ James Li
Name: James Li
Title: Authorized Signatory

CHINA HAND FUND I LLC

By:	/s/ John D. Kuhns
Name: John D. Kuhns
Title: Member-Manager